Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement on Form F-3 of our report dated May 15, 2024, with respect to our audit of the consolidated financial statements of E-Power Inc. (formerly known as Sunrise New Energy Co., Ltd.) for the year ended December 31, 2023, which is included in the Annual Report on Form 20-F of E-Power Inc. for the year ended December 31, 2025. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Marcum Asia CPAs LLP

New York, New York

July 24, 2026

NEW YORK OFFICE • 7 Penn Plaza • Suite 830 • New York, New York • 10001

Phone 646.442.4845 • Fax 646.349.5200 • www.marcumasia.com